EXHIBIT 99.1

FOR IMMEDIATE RELEASE

CONTACTS:
David Green
President
dgreen@harvardbioscience.com

Harvard Bioscience, Inc.
84 October Hill Road
Holliston, MA 01746
Tel: 508 893 8999
Fax: 508 429 8478

Harvard Bioscience Acquires KD Scientific

Holliston, MA, March 3, 2004 / - - Harvard Bioscience, Inc. (Nasdaq: HBIO), today announced it had completed the purchase of KD Scientific, Inc.  The terms of the sale are $6.65 million in cash, subject to certain adjustments.  KD Scientific designs, manufactures and sells a range of quality fluidics equipment used by research laboratory markets worldwide.  Mark Norige, C.O.O. of HBIO’s operating company, Harvard Apparatus, comments, “This acquisition strengthens our core fluidics products with the addition of the recognized KD Scientific brand and complementary technology.  Today most of this business is sold through major scientific products distributors and we look to build on these established relationships around the world. Going forward we expect to expand the number of product offered through this channel.  We will continue to operate KD Scientific as a separate business operating from our Holliston, Massachusetts facility.  The purchase price was paid out of cash balances and a draw down under our revolving credit facility”

David Green, President of Harvard Bioscience, commented “This is another example of a “tuck-under” acquisition which fits our strategy of owning strong franchises in niches within the tools for drug discovery market.  We expect this acquisition will add approximately $3m in revenues in 2004 and we expect it will be immediately accretive to our pro-forma earnings per share.  Because of the timing, the impact on first quarter results is expected to be minimal.  While this does not change the guidance for revenues or pro-forma earnings per share we issued yesterday it does give us somewhat increased confidence in achieving our growth objectives.”

About Harvard Bioscience

Harvard Bioscience is a global developer, manufacturer and marketer of a broad range of specialized products, primarily scientific instruments, used to accelerate drug discovery research at pharmaceutical and biotechnology companies, universities and government laboratories.  HBIO sells its products to thousands of researchers in 100 countries though its direct sales force, a 1,000-page catalog, various specialty catalogs and through its distributors, including Amersham Biosciences and PerkinElmer.  HBIO has sales and manufacturing operations in the United States, the United Kingdom, Germany, Austria and Belgium with sales facilities in France and Canada.

The statements made in this press release or on our conference call that are not statements of historical fact are forward–looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934.  These statements involve known and unknown risks, uncertainties and other factors that may cause the Company’s actual results, performance or achievements to be materially different from any future results, performance or achievements expressed or implied by the forward-looking statements.  Forward-looking statements include, but are not limited to, statements or inferences about the Company’s or management’s beliefs or expectations, the Company’s anticipated future revenues and earnings, the strength of the Company’s market position and business model, the impact of acquisitions – including that of KD Scientific, the Company’s business strategy, the positioning of the Company for growth, the market demand and opportunity for the Company’s products, and the Company’s plans, objectives and intentions that are not historical facts.  In particular, there is a risk that the Company will not generate revenues, earnings or operating margins that management anticipates, the Company may not achieve its expected GAAP or pro forma results for 2004.  Other factors that may cause the Company’s actual results to differ materially from those in the forward-looking statements include the Company’s failure to successfully integrate acquired businesses or technologies, expand its product offerings, introduce new products or commercialize new technologies or unanticipated costs relating to acquisitions, decreased demand for the Company’s products due to changes in its customers’ needs, financial position, general economic outlook, or other circumstances, plus factors described under the heading “Important Factors That May Affect Future Operating Results” in the Company’s Annual Report on Form 10K for the fiscal year ended December 31, 2002 or described in the Company’s other public filings.  The Company’s results may also be affected by factors of which the Company is not currently aware.  The Company may not update these forward-looking statements, even though its situation may change in the future, unless it has obligations under the federal securities laws to update and disclose material developments related to previously disclosed information.

For investor inquiries, please call (508) 893-8066.  Press releases may be found on our web site, http://www.harvardbioscience.com.